UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2004

GRANITE CONSTRUCTION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street Watsonville, California 95076 (Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code

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Item 12. Disclosure of Results of Operations and Financial Condition.
Item 7. Financial Statement, Pro Forma Financial Information and Exhibits
SIGNATURES
INDEX TO EXHIBITS
Exhibit 20.1
Exhibit 20.2
Exhibit 20.3

Item 12. Disclosure of Results of Operations and Financial Condition.

     On February 18, 2004, Granite Construction Incorporated released its fourth quarter 2003 financial results. Granite announced that net income for its fourth quarter ended December 31, 2003 was $13.9 million or $0.34 per diluted share versus $11.3 million or $0.28 per diluted share for the same period last year. Revenue for the quarter totaled $492.7 million compared with $452.9 million for the fourth quarter ended December 31, 2002.

     New awards for the fourth quarter included a $216.7 million Design/Build transit project in New York, a $25.0 million share of a joint venture highway improvement project in Nevada and a $38.9 million interchange project in Florida.

2003 Results

     For the year ended December 31, 2003, net income was $60.5 million or $1.48 per diluted share versus $49.3 million or $1.21 per diluted share for the year ended December 31, 2002. Results in 2003 include $18.4 million in pre-tax income related to the sale of the State Route 91 tollroad franchise by the California Private Transportation Corporation, of which Granite is a 22.2% limited partner. Revenue for the year totaled $1.84 billion as compared with $1.76 billion in 2002.

     General and administrative expenses for the year totaled $151.9 million or 8.2% of revenue compared with $146.5 million or 8.3% of revenue for 2002. The increase relates primarily to general and administrative expenses associated with our Wilder Construction Company (Wilder) subsidiary and our expansion into Northern California, both of which were first reflected in our costs in May 2002.

     Operating income for the year ended December 31, 2003 totaled $74.6 million versus $78.1 million for the same period in 2002. Backlog at December 31, 2003 totaled a record $1.99 billion an increase of $129.3 million or 7.0% over the amount recorded on December 31, 2002. New awards for the year totaled $1.97 billion compared with $2.24 billion in 2002.

2003 Results by Segment

     Total revenue in the Branch Division for the year ended December 31, 2003 was $1.15 billion versus $1.19 billion in 2002. Branch Division revenue in 2003 includes $199.5 million from our Wilder subsidiary versus $155.4 million in 2002. As previously noted, Wilder became a majority-owned subsidiary on April 30, 2002. Excluding Wilder, Branch Division revenue decreased $79.2 million or 7.7% from 2002 to 2003 reflecting a decrease in construction revenue which was partially offset by an increase in revenue from the sale of construction materials. The increase in revenue from construction materials was due to increases in both quantities sold and average sales price.

     The Heavy Construction Division (HCD) revenue for the year ended December 31, 2003 totaled $691.8 million versus $576.9 million for the same period last year. The 19.9% increase in revenue was due primarily to a higher backlog at the beginning of 2003. Geographically this revenue growth came from projects in the South and from our Granite Halmar location in New York.

2004 Outlook

     Looking ahead, Dorey stated, “The primary focus of both divisions this year is on relentless execution of the existing backlog. We expect 2004 to be a strong year for HCD and believe that the division is poised for a significant increase in earnings performance. The division continues to pursue a large list of sizeable projects around the country in both highway and transit construction. The outlook for new projects will be positively affected if a reauthorization bill is passed that adequately funds transportation and enables the states to increase their investment in the nation’s infrastructure over the current levels. On February 13th, the Senate passed a 6-year transportation bill allotting $318.0 billion for highway, transit and safety projects. Congress and the Bush Administration continue to debate the size of the final bill, which could ultimately range anywhere between the $256.0 billion proposed by the Bush Administration and the $375.0 billion being proposed in the House of Representatives.”

     “We are encouraged by the Branch Division’s performance in 2003. However, we remain cautious about 2004 as our California branches will be contending with more transportation funding cuts. On January 9th, California Governor Schwarzenegger proposed his 2004 budget that, if passed, includes significant reductions in funding for public sector projects. While a healthy private sector market is expected to help mitigate the continued erosion of public works opportunities in the West, the Branch Division will likely be challenged in 2004 to perform at the level it did in 2003,” Dorey stated.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is attached hereto and furnished herewith:

Exhibit
Number	Document
20.1	Press Release of Registrant, dated February 18, 2004, its fourth quarter financial results

20.2	Comparative Financial Summary

20.3	Revenue and Backlog Analysis

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED
Date: February 18, 2004	By:	/s/ William E. Barton
William E. Barton
Senior Vice President and Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit
Number	Document
20.1	Press Release of Registrant, dated February 18, 2004, its fourth quarter financial results

20.2	Comparative Financial Summary

20.3	Revenue and Backlog Analysis

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